Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

DaVita Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-01620, No. 333 -34693, No. 333-34695, No. 333-46887, No. 333-75361, No. 333-56149, No. 333-30734, No. 333-30736, No. 333-63158, No. 333-42653, No. 333-86550, No. 333-86556 and No. 333-144097) and Form S-3 (No. 333-69227) of DaVita Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of DaVita Inc.

Our report dated February 27, 2008, on the consolidated balance sheets of DaVita Inc. and subsidiaries as of December 31, 2007 and 2006 and the related statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule refers to DaVita Inc. and subsidiaries adoption of Financial Accounting Standards Board Intrepretation No. 48, Accounting for Income Tax Uncertainties, effective January 1, 2007 and DaVita Inc. and subsidiaries adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/    KPMG LLP

Seattle, Washington

February 27, 2008